                                    AGREEMENT
                                       OF
                          BROADCAST ELECTRONICS, INC.,
                             BEI HOLDING CORPORATION
                                       AND
                       JONES INTERNATIONAL NETWORKS, LTD.

                                TABLE OF CONTENTS

1.  Sale of Assets to Jones..............................................................1
    Assumption of Certain Obligations and Liabilities....................................2
    Excluded Assets and Liabilities......................................................3
    Purchase Price.......................................................................4
    The Purchase Price Adjustment........................................................4
    Purchase Price Allocation............................................................5
    Certain Taxes........................................................................5
    Nonassignable Contracts..............................................................5

2.  Representation, Warranties, and Covenants of BEI.....................................6
    Due Organization; The Radio Programming Business; Authority..........................6
    Subsidiaries or Affiliates...........................................................7
    Financial Statements.................................................................7
    Title to Properties; Liens; Condition of Properties..................................8
    Governmental Authority; Compliance With Law..........................................9
    Taxes................................................................................9
    Contracts and Agreements............................................................10
    Insurance and Bonds.................................................................11
    Labor, Benefit, Employment Agreements, ERISA and Employees..........................11
    Litigation and Disputed Items.......................................................12
    Accounts Receivable.................................................................12
    No Violation of Other Instruments...................................................13
    Brokerage Commissions...............................................................13
    Governmental Approvals..............................................................13
    Transactions with Affiliates........................................................13
    Books and Records...................................................................14
    Intellectual Property...............................................................14
    Libraries and Programs..............................................................14
    Distribution........................................................................14
    Correctness of Representations and Warranties.......................................14
    Operations from Date of Latest Financial Statements to Date of this Agreement.......15

3.  [Deliberately Omitted]..............................................................16

4.  Representations, Warranties and Covenants of Jones..................................16
    Due Organization; Capitalization; Articles and Bylaws; Authority....................16
    Brokerage Commissions...............................................................16
    No Violation of Other Instruments...................................................16

    Governmental Approvals..............................................................17
    Correctness of Representations and Warranties.......................................17
    Available Funds.....................................................................17

5.  Covenants and Agreements of BEI.....................................................17
    Access..............................................................................17
    Satisfaction of Conditions..........................................................17
    Operations Prior to the Closing.....................................................18
    Bulk Sales Law Compliance...........................................................20
    Updated Schedules...................................................................20
    Certain Financial Statement Matters.................................................20

6.  Covenants and Agreements of the Shareholder and BEI.................................21

7.  Covenants and Agreements of Jones...................................................21
    Satisfaction of Conditions..........................................................21
    Employment Offers...................................................................21
    Agent Agreement.....................................................................21
    401(k) Plan Matters.................................................................21
    Digilease Collections...............................................................22

8.  Conditions to Obligations of BEI and the Shareholder................................22
    Accuracy of Representations, Warranties and Covenants...............................22
    Absence of Litigation...............................................................23
    Validity of Transactions............................................................23
    Hart-Scott-Rodino Waiting Period....................................................23
    Closing Deliveries..................................................................23

9.  Conditions to Obligations of Jones..................................................23
    Accuracy of Representations, Warranties and Covenants...............................23
    Absence of Litigation...............................................................24
    Validity of Transactions............................................................24
    No Material Adverse Change, Officers'Certificate....................................24
    Hart-Scott-Rodino Waiting Period....................................................24
    Consents and Lien Terminations; Assets Free and Clear...............................24
    Extension of Employment Agreement with Delilah......................................24
    Comfort Letter......................................................................25
    Closing Deliveries..................................................................25

10. The Closing.........................................................................25

11. Survival of Representations and Warranties..........................................26

12. Expenses............................................................................26

13. Termination.........................................................................26

14. Indemnification.....................................................................27
    By BEI..............................................................................27
    By the Shareholder..................................................................27
    By Jones............................................................................27
    Procedure...........................................................................28
    Exclusive Remedy....................................................................29

15. Notices.............................................................................29

16. Miscellaneous.......................................................................30
    Counterparts........................................................................30
    Entire Agreement, No Waiver.........................................................30
    Headings............................................................................31
    Schedules and Exhibits as Part of Agreement.........................................31
    Use of the Plural, etc..............................................................31
    Assignment..........................................................................31
    Governing Law.......................................................................31
    Publicity...........................................................................31
    Further Assurances..................................................................32
    No Third Party Beneficiaries........................................................32


EXHIBITS:

A.       Purchase Price Allocation
B-1,2.   Employment Agreements

                                    AGREEMENT

         This Agreement, dated as of June 15, 1999 (the "Agreement"), is between and among BROADCAST ELECTRONICS, INC., a Rhode Island corporation ("BEI"), its sole shareholder BEI HOLDING CORPORATION, a Delaware corporation (the "Shareholder"), and JONES INTERNATIONAL NETWORKS, LTD., a Colorado corporation ("Jones"). References in this Agreement to BEI shall mean BEI, its subsidiaries and affiliates.

                                    RECITALS

         (a) BEI conducts a radio programming business through its Broadcast Programming Division. BEI is wholly-owned by the Shareholder.

         (b) Jones desires to acquire certain assets and assume certain liabilities of BEI's Broadcast Programming Division and BEI and the Shareholder desire to sell such assets and transfer such liabilities to Jones, all on the terms and conditions hereinafter set forth.

         Now, therefore, in consideration of the premises and the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.       SALE OF ASSETS TO JONES.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in Section 9) BEI agrees to sell and deliver to Jones and Jones agrees to acquire from BEI all of the assets and properties of the Broadcast Programming Division of BEI (the "Division"), whether real, personal, tangible or intangible as the same may exist on the date hereof, and all additions thereto on and after the date hereof through and including the Closing Date (as defined in Section 9) but less (i) any permitted dispositions thereof between the date of this Agreement and the Closing Date, and (ii) the "Excluded Assets" as defined in Section l(c). Such assets and properties to be sold and delivered are referred to hereinafter as the "Assets," which shall include without limitation the following:

                  (i) All prepaid expenses and security deposits (the "Prepaid Expenses") (except for prepaid expenses or premiums relating to insurance policies);

                  (ii) Subject to Section 1(h) below, all contracts, contract rights, talent agreements, programming agreements, radio affiliate agreements, agreements to provide services to third parties and all other agreements and arrangements, whether similar or dissimilar (the "Contracts") (it being acknowledged and agreed that, with respect to the Contracts listed in Schedule 7(e), BEI shall only transfer, and Jones shall only accept and assume, those rights and obligations that relate to the providing of formatting services or that are otherwise solely performed by the Division and shall not accept and assume any obligations with respect to equipment furnished by BEI);

                  (iii) All customer, advertiser and radio station affiliate lists;

                  (iv) All furniture, fixtures, leasehold improvements, computer hardware, computer software and websites;

                  (v)    All interests in and to any leased real property;

                  (vi) All rights in and to all radio programming, all Intellectual Property (as defined in Section 2(q)) and goodwill;

                  (vii)  All accounts receivable (the "Accounts Receivable");

                  (viii) All music libraries, radio program libraries, video libraries and production test equipment (the "Inventory");

                  (ix) All files, data, books and records related to or with respect to the Division and the Assets; and

                  (x) All rights in and to the names "Broadcast Programming", "Broadcast Programming Division", "Delilah" and "Delilah After Dark", as well as the Internet names Delilah, Nashville Nights, Neon Nights and all other Internet names listed on Schedule 1(a)(x), and any derivations from or variations thereof.

         (b) ASSUMPTION OF CERTAIN OBLIGATIONS AND LIABILITIES. On the terms and subject to the conditions set forth in this Agreement at the Closing, Jones shall assume and agree to pay, discharge and perform when due all of the listed (but not any unknown or contingent) liabilities and obligations of the Division, except those which are specifically hereinafter excluded from assumption by the terms of this Agreement. Such assumed liabilities are hereafter referred to as the "Assumed Liabilities". The Assumed Liabilities shall consist of the following:

                  (i) CUSTOMER ADVANCES. All liabilities of the Division for any amounts advanced to the Division by customers of the Division as of the date hereof and arising in the ordinary course of the business of the Division between the date hereof and the Closing ("Customer Advances"). A schedule of the Customer Advances as of March 31, 1999 is set forth on Schedule 1b(i) hereto;

                  (ii) CONTRACTS AND LEASED REAL PROPERTY. All liabilities and obligations of the Division in respect of the Contracts, including that Asset Purchase Agreement between Astro Communications, LLC and Broadcast Electronics, Inc. dated December 19, 1996 regarding the program entitled "Delilah After Dark" hosted by Delilah Rene Ortega (the "Astro Agreement"), and the Leased Real Property and all other contracts and agreements of BEI that relate to the Division arising in the ordinary course of the business of the Division between the date hereof and the Closing; and

                  (iii) EMPLOYEE RELATED LIABILITIES. All liabilities and obligations of the Division existing as of the Closing for accrued but unpaid vacation and sick leave with respect to the employees of the Division (the "Employee Related Liabilities").

         (c) EXCLUDED ASSETS AND LIABILITIES. Notwithstanding Section 1(a), BEI will retain, and Jones will not purchase or acquire, any other assets of BEI, or any rights with respect to, which do not constitute the Assets, including, without limitation, the following (the "Excluded Assets"):

         EXCLUDED ASSETS:

                  (i)      All cash and cash equivalents.

                  (ii) Any and all contracts, plans, contributions, funds or trusts arising out of or related to any pension plan, deferred compensation plan, profit sharing plan, 401(k) plan, or other employee benefit plan or arrangement.

                  (iii)    Minute Books of BEI.

                  (iv)     Proceeds of any litigation.

                  (v)      Any tax refund.

                  (vi)     All rights of BEI in and to any insurance policies.

                  (vii) All furniture, equipment, computer hardware, software and all other personal property located on the premises of the Division and used exclusively by BEI's customer sales and service employees, all as set forth in Schedule 1(c)(vii).

                  (viii) Any receivable with respect to so-called "digilease" transactions.

         EXCLUDED LIABILITIES: Notwithstanding Section 1(b), BEI will retain, and Jones will not assume, any other liabilities or obligations of BEI which do not constitute the Assumed Liabilities, including, without limitation, the following (the "Excluded Liabilities"):

                  (i) Except for the Employee Related Liabilities, any liability or obligation whatsoever, whether fixed or contingent, that arises out of, or relates in any way to, any pension plan, profit sharing plan, 401(k) plan or other employee benefit, including any deferred compensation, vacation or health care arrangement.

                  (ii) Any undisclosed or contingent liability of any kind, nature or description.

                  (iii) Any tax liability or tax-related liability of any kind, nature or description.

                  (iv) Any liability or responsibility to provide any COBRA coverage or notices under Part 6 of Title I of ERISA.

                  (v) Any liability with respect to any litigation, whether or not disclosed.

                  (vi) All accounts payable, loans payable and notes payable (including any inter-company payable regarding so-called "digilease" transactions).

                  (vii) Any liability with respect to BEI equipment provided to radio stations in "digilease"-type transactions.

         (d) PURCHASE PRICE. The purchase price payable to BEI for the Assets shall be twenty million dollars ($20,000,000) plus or minus the "Purchase Price Adjustment" (as hereinafter defined). The purchase price, as so adjusted, shall be paid at the Closing in cash.

         (e) THE PURCHASE PRICE ADJUSTMENT. At the Closing, the Purchase Price shall be adjusted as follows (the "Purchase Price Adjustment").

                  (i) The Purchase Price shall be decreased by the amount equal to the sum of any amounts in respect of Customer Advances, Employee Related Liabilities and $897,000 (less any amount or amounts paid prior to the Closing by BEI pursuant to, and according to the terms of, the Astro Agreement) with respect to the Astro Agreement (the "Agreed Astro Payment"), and reflected on Schedule 1(e)(i), which Schedule 1(e)(i) shall be updated no later than five (5) days prior to the Closing and shall be prepared on a basis consistent with
         Schedule 1(e)(i). Any amount payable after the Closing with respect to the Astro Agreement in excess of the Agreed Astro Payment shall be the responsibility of Jones.

                  (ii) The Purchase Price shall be increased by the amount equal to the sum of any amounts in respect of Accounts Receivable, Inventory and Prepaid Expenses, all as reflected on Schedule 1(e)(ii), which
         Schedule 1(e)(ii) shall be updated no later than five (5) days prior to the Closing and shall be prepared on a basis consistent with Schedule 1(e)(ii).

         At the Closing, Jones shall pay the amount of Accounts Receivable set forth in Schedule 1(e)(ii), less the allowance for certain specific accounts shown on such Schedule which are not likely to be collected in the regular course. If the entire net amount of the Accounts Receivable as set forth on such Schedule is not collected within one-hundred fifty (150) days after the Closing, Jones shall be entitled to collect the entire shortfall (the "Receivables Shortfall") from BEI and BEI agrees to pay the Receivables Shortfall within ten (10) days after notice from Jones. The foregoing obligation of BEI to pay the Receivables Shortfall shall not be subject to, or in any way limited by, Section 14 of this Agreement. Upon receiving payment from BEI, Jones shall assign the uncollected accounts to BEI and shall execute any assignment documents as are necessary to effectuate such assignment. Any aggregate amount collected by Jones in excess of the amount paid by Jones at Closing in respect of the acquired Accounts Receivable shall be remitted to BEI not less than one hundred sixty (160) days after Closing.

         (f) PURCHASE PRICE ALLOCATION. Exhibit A hereto sets forth the agreed-upon allocation of the purchase price (exclusive of the Purchase Price Adjustment) to the various Assets. The parties agree to provide an updated Exhibit A after the Closing, in order to reflect the effect, if any, of the Purchase Price Adjustment on such allocation. The parties also agree to report consistently with Exhibit A for federal and applicable state income tax purposes.

         (g) CERTAIN TAXES. Any sales, use, transfer or documentary taxes imposed in connection with the sale and delivery of the Assets under this Agreement shall be borne and paid equally by BEI and Jones.

         (h) NONASSIGNABLE CONTRACTS.

                  (i) NONASSIGNABILITY. To the extent that any Contract to be assigned pursuant hereto is not capable of being assigned without the consent, approval or waiver of a third person or entity, nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 1(h).

                  (ii) BEI TO USE ALL COMMERCIALLY REASONABLE EFFORTS. Notwithstanding anything contained in this Agreement to the contrary, BEI will not be obligated to assign to Jones any of its rights and obligations in and to any of the Contracts referred to in Section 1(a) without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that BEI shall use all commercially reasonable efforts to obtain all such consents, approvals and waivers prior to and, if the Closing occurs, after the Closing.

                  (iii) IF WAIVERS OR CONSENTS CANNOT BE OBTAINED. If the Closing occurs, to the extent that the consents, approvals and waivers referred to above were not obtained by BEI, BEI shall use all commercially reasonable efforts to provide to Jones the financial and business benefits of any Contract and enforce, at the request and expense of Jones, for the account of Jones, any rights of BEI arising from any such Contract (including without limitation the right to elect to terminate such Contract in accordance with the terms thereof upon the advice of Jones).

                  (iv) NO AFFECT ON CLOSING CONDITIONS. Nothing in this Section 1(h) shall alter, amend or be deemed a waiver by any party of any of the conditions to Closing set forth in Section 9 of this Agreement.

2.       REPRESENTATION, WARRANTIES, AND COVENANTS OF BEI.

         BEI hereby represents, warrants and covenants to and with Jones as follows:

         (a)      DUE ORGANIZATION; THE RADIO PROGRAMMING BUSINESS; AUTHORITY.

                  (i) BEI is a corporation duly organized, validly existing and in good standing under the laws of Rhode Island. BEI has full corporate power and authority to own, lease and operate the Division and conduct the business of the Division as presently being conducted. BEI is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions except where the failure to be so qualified would not have a material adverse effect on the business or financial condition of the Division.

                  (ii) BEI conducts its radio programming business only through the Division, and the Assets and the Excluded Assets constitute all of the assets of such business and the Division. There are no radio programming assets of any kind which are owned or controlled by BEI which are not part of the Assets, except for the Excluded Assets. Upon the Closing, Jones will acquire the entire radio programming business of the Division, except for the Excluded Assets.

                  (iii) The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the board of directors and the shareholder of BEI, and no other corporate or other proceedings on the part of BEI are necessary to authorize the Agreement and the transactions contemplated thereby. Assuming this Agreement constitutes a valid and binding obligation of Jones, this Agreement constitutes the valid and binding agreement of BEI, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies.

         (b) SUBSIDIARIES OR AFFILIATES. Except as set forth in Schedule 2(b) hereto, none of the Assets or the Division are comprised of any shares of stock or other securities in any corporation, nor is BEI, acting through the Division a partner, venturer, participant or associate in any partnership, venture or other business with any other person or firm.

         (c) FINANCIAL STATEMENTS.

                  (i) Schedule 2(c)(i) contains (a) the audited balance sheet of the Division as of December 31, 1998, together with the related audited statements of income and cash flows for the fiscal year then ended (the "Year-End Financial Statements") and (b) the unaudited balance sheet of the Division as of March 31, 1999 (the "Interim Balance Sheet"), together with the related unaudited statements of income and cash flows for the three months then ended (the "Interim Financial Statements," and together with the Year-End Financial Statements, the "Financial Statements").

                  (ii) The Financial Statements (A) are true, correct, complete, and accurate in all material respects and present fairly the financial position and results of operations of the Division, as at the dates and for the periods indicated, in accordance with generally accepted accounting principles consistently applied; and (B) reflect all known claims against or affecting the Division or the Assets and all known debts and liabilities, fixed or contingent, and of a type required to be disclosed in financial statements under generally accepted accounting principles ("GAAP"), as of the respective dates thereof.

                  (iii) There is no material indebtedness or liability, contingent or otherwise, arising out of, or related to the Division or the Assets required to be disclosed under GAAP, except as disclosed or adequately and specifically reserved for in the Interim Balance Sheet, or as set forth on Schedule 2(c)(iii). Since the date of the Interim Balance Sheet (A) there has been no material adverse change in the business, assets, liabilities (actual or contingent), earnings prospects or financial or other condition of the Division, (B) there has been no disposition of any material amount of assets of the Division, except in the ordinary course of business and (C) the business of the Division has been conducted only in the ordinary course and consistent with the manner in which such business was conducted prior to that date.

                  (iv) The balance sheets included in the Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Division, the Assets, or the Excluded Assets, after giving effect to the transactions contemplated hereby, and present fairly the financial condition of the Division as at their respective dates. The statements of income and retained earnings and statements of cash flows included in the Financial Statements do not reflect the operations of any entity or business not intended to constitute a part of the Division, reflect all costs that historically have been incurred by the Division and present fairly the results of operations and cash flows of the Division for the periods indicated.

         (d) TITLE TO PROPERTIES; LIENS; CONDITION OF PROPERTIES.

                  (i) Other than as set forth in Schedule 2(d)(i), BEI has good title to the Assets, free and clear of any mortgages, deeds of trust, security interests, conditional sales agreements, liens, claims, restrictions, preferential rights of purchase or other burdens (collectively, "Liens"), except (a) Liens for taxes that are not yet due and payable. (b) any Liens that are not, individually or in the aggregate, material, and (c) any mechanic's, materialmen's, workmen's, repairmen's, warehousemen's, carrier's lien, or other similar Lien that has arisen or been incurred in the ordinary course of the business of the Division since March 31, 1999 and which are not individually or in the aggregate material (collectively, "Permitted Liens"). Other than as set forth in Schedule 2(d)(i), with respect to the Division or the Assets, no presently effective financing statement under the Uniform Commercial Code is on file in any jurisdiction and BEI has not signed any presently effective security agreement authorizing any secured party thereunder to file any such financing statement.

                  (ii) The Division presently occupies only the premises referred to on Schedule 2(d)(ii), under the terms of those lease agreements described on Schedule 2(d)(ii), true and complete copies of which have been delivered to Jones.

                  (iii) The property and equipment of the Division is in good operating condition and in a state of good repair sufficient for the conduct of normal operations, subject to normal wear and tear. The assets and properties (including leased property) of the Division are adequate to enable the conduct of the business of the Division as now being conducted. Other than as set forth on Schedule 2(d)(iii), BEI is not aware of any major capital expenditure with respect to the Division that will be required before December 31, 1999 that is not consistent with past practice. Schedule 2(d)(iii) sets forth a list of each item of property or equipment of the Division that has a cost of at least $10,000 or is otherwise material to the business of the Division.

                  (iv) A true and correct copy of all the Contracts has been delivered to Jones. BEI is not a party to any other agreements involving network programming or agreements with radio stations.
         Schedule 2(d)(iv) lists all obligations with respect to the Division, fixed or contingent, to make payments of over $25,000 per annum under any of the Contracts.

         (e) GOVERNMENTAL AUTHORITY; COMPLIANCE WITH LAW. With respect to the Division, BEI possesses all material permits, licenses and/or franchises from governmental agencies having jurisdiction over it that are required for it to operate and to continue to operate the Division. All of such permits, licenses and franchises are in full force and effect and shall remain so as of the Closing. Except with respect to incidents of non-compliance which have been corrected, BEI has not received any notice from any governmental authority alleging any non-compliance with, or failure to secure any such permit or license or alleging any non-compliance with law which would materially adversely affect the business of the Division and BEI has complied in all material respects with all statutes, regulations, rules and other orders of all governmental departments or agencies, whether U.S. or foreign, including, without limitation, those statutes, regulations, rules and orders dealing with environmental matters and/or hazardous materials), the failure to comply with which would have a material adverse effect on the Division or the Assets. Schedule 2(e) contains a list of all material permits, licenses and/or franchises held by BEI with respect to the Division.

         (f) TAXES. There are no outstanding claimed deficiencies or assessments for Taxes, except as indicated on Schedule 2(f), which in any way affect any of the material Assets or the Division, and no such claimed deficiencies or assessments are pending or threatened which in any way affect the Assets or the Division. There are no agreements, consents or waivers extending the time for the assessment of any Tax or Tax deficiency against BEI which in any way affect the Assets or the Division. The Latest Financial Statements include adequate reserves with respect to Taxes accrued but not yet payable which in any way affect the Assets or the Division. None of the Assets are subject to Tax liens (except for any Permitted Liens) which in any way affect the Assets or the Division. The Assets do not include any interest in, and are not subject to any arrangement which is treated as, a partnership for federal or applicable state or foreign tax purposes. As used in this Agreement, the term "Taxes" shall mean with respect to the Division and/or the Assets, all federal, state, county, local, foreign and other taxes and governmental assessments, including without limitation income taxes, estimated taxes, withholding taxes, transfer taxes, excise taxes, sales taxes, real and personal property taxes, ad valorem taxes, payroll-related taxes, employment taxes, franchise taxes and import duties, together with any related liabilities for penalties, fines or additions to tax.

         (g) CONTRACTS AND AGREEMENTS.

                  (i) Schedule 2(g)(i) lists and completely identifies with respect to the Division and the Assets, every material contract or agreement, written or oral, (including but not limited to, joint ventures and partnerships) to which BEI is a party or is subject or by which BEI or any of its properties is bound, and any other documents to which BEI is as of the date of this Agreement a party (the "Material Contracts"), excepting those which (A) are described on, and cross-referenced to, another Schedule hereto, or (B) were made in the ordinary course of business and can be canceled upon 30 days' notice or less without incurring any penalty or liability for such cancellation and are not material, or (C) did not individually exceed $10,000 in any one instance or $50,000 in the aggregate in required purchases, sales or services, or (D) are programming or equipment agreements with radio station affiliates. A true and complete copy of each Material Contract has been delivered to Jones. In addition, every programming or similar agreement with a radio station affiliate, whether or not material, will be delivered to Jones at or prior to the Closing.

                  (ii) All of the Material Contracts listed on or made a part of
         Schedule 2(g)(i) are valid and binding obligations of the parties thereto in accordance with their respective terms and there are no material liabilities arising from any default by BEI heretofore in any of such agreements or contracts except as set forth on Schedule 2(g)(i) or Schedule 2(g)(i)-(a). Except as set forth on Schedule 2(g)(i) or
         Schedule 2(g)(i)-(a), BEI is not aware of any material default by any party to any of the agreements listed on Schedule 2(g)(i) or Schedule 2(g)(i)-(a) or in any other schedule attached hereto or of any material default by any party to any agreements or contracts required to be listed on Schedule 2(g)(i) or of any assertion by any other person of any material default under any of such agreements or contracts.

                  (iii) Except as set forth on Schedule 2(g)(iii), all of the Material Contracts and affiliate agreements with radio stations constituting part of the Division or the Assets are freely transferable to Jones pursuant to this Agreement without the need to obtain any consent of the parties thereto. Schedule 2(g)(iii)(a) sets forth the consents with respect to any Material Contract or any affiliate agreement, with a radio station which will be obtained prior to Closing, without any adverse change in the terms thereof.

         (h) INSURANCE AND BONDS. BEI currently has in full force and effect with respect to the Division, the respective insurance policies and bonds, listed on, and in the amounts set forth on, Schedule 2(h). Such insurance policies and bonds are adequate for the business and properties of the Division and shall be in full force and effect as of the Closing. True and complete copies of all such policies and bonds have been delivered to Jones.

         (i) LABOR, BENEFIT, EMPLOYMENT AGREEMENTS, ERISA AND EMPLOYEES.

                  (i) Except as listed on Schedule 2(i)(i) hereto, with respect to the Division (and the employees thereof), there are no collective bargaining agreements, nor are there any pension plans or other employment, profit sharing, 401(k), deferred compensation, bonus, stock option, stock purchase, retainer, consultant, retirement, welfare, group medical, disability or health insurance or incentive plans or contracts or life insurance or other "fringe benefits" for employees. A true and complete copy of each such agreement, plan and policy has been delivered to Jones. Except as provided on Schedule 2(i)(i), BEI has no fixed or contingent liability or obligation to any person now or formerly employed at the Division, including, without limitation, under any pension or thrift plan, individual or supplemental pension or accrued compensation arrangement, contribution to hospitalization or other health or life insurance program, incentive plan, bonus arrangement and vacation, sick leave, disability and termination arrangement or policy, including workers compensation policy. Except for post-Closing obligations under the agreements between BEI and Ms. Delilah Rene Ortega, and between BEI and Sheila Kay Griffith (a/k/a Lia Knight) Jones shall not assume or hereby or otherwise become obligated to pay any debt, obligation or liability arising from BEI's employee benefit plans, or any other employment arrangement, whether for a group of employees or a single employee. It is understood and agreed that any obligation whether past, present or future under any such plan or arrangement shall not be the responsibility of Jones.

                  (ii) With respect to persons employed by or at the Division, there are no employment agreements, written or oral, now in effect, except as indicated on Schedule 2(i)(ii), true and complete copies of each of which have been delivered to Jones. Schedule 2(i)(ii) contains a true and complete list of all persons employed at or in connection with the operation of the Division and a description of all compensation arrangements (including bonus arrangements) applicable to such employees. BEI has no knowledge that any employee identified on such Schedule currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

                  (iii) BEI has, with respect to the operation of the Division, complied in all material respects with all laws relating to the employment of labor, including, without limitation, those laws relating to safety, health, wages, hours, unemployment insurance, workers' compensation, and equal employment opportunity.

         (j) LITIGATION AND DISPUTED ITEMS.

                  (i) Except as set forth in Schedule 2(j)(i), with respect to the Division and/or the Assets, no action or proceeding against BEI is pending, or, to the knowledge of BEI, contemplated or threatened before any court or governmental body or authority, that has an amount in issue in excess of $10,000 or that in any manner could materially adversely affect the business, property or prospects of the Division or the consummation of the transactions contemplated by this Agreement, nor is BEI subject to any existing judgment, order or decree materially affecting the operation of the Division or the Assets, or which would prevent, hamper or make illegal the transactions contemplated by this Agreement. It is understood and agreed that Jones shall assume no responsibility or obligation whatsoever for any litigation and related claims against BEI, nor shall Jones have any responsibility or obligation for any costs or expenses related to any such litigation or claims. Any litigation, whether or not disclosed to Jones, in which BEI is a party shall not become the responsibility or obligation of Jones and the litigation shall remain with and be the sole responsibility of BEI.

                  (ii) With respect to the Division and/or the Assets, BEI is not engaged in any material legal action to recover claims for moneys due or damages sustained or to enforce any right except as set forth on
         Schedule 2(j)(ii).

         (k) ACCOUNTS RECEIVABLE. The accounts receivable of the Division as set forth on the Interim Balance Sheet or arising since the date thereof are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions, and are collectible in a manner consistent with the past practice of the Division.

         (l) NO VIOLATION OF OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will (i) constitute a breach of BEI's certificate of incorporation or bylaws, or of the material terms of any evidence of indebtedness or agreement to which it is a party or by which it is bound;
(ii) cause a material default under any mortgage or deed of trust or other lien, charge or encumbrance with respect to the Division or the Assets; (iii) conflict with, or permit any party to declare a material default under or cancel or modify any contract with respect to the Division or the Assets;
(iv) accelerate or constitute an event entitling the holder of any of indebtedness with respect to the Division or the Assets to accelerate the maturity of any of such indebtedness; or (v) conflict with or result in a material breach of any judgment, order, writ, injunction or decree of any court, commission, bureau or agency with respect to the Division or the Assets.

         (m) BROKERAGE COMMISSIONS. No person has acted on BEI's behalf as agent, finder or broker in negotiating or bringing about this Agreement and BEI has not agreed to pay to any person any fee or commission in connection with this Agreement or the transactions contemplated thereby.

         (n) GOVERNMENTAL APPROVALS. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the execution and delivery by BEI of this Agreement and the consummation of the transactions contemplated thereby, except for the expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act").

         (o) TRANSACTIONS WITH AFFILIATES. With respect to the Division and/or any of the Assets, and except as set forth in Schedule 2(o), there are no material agreements or arrangements of any kind between BEI and any officer of director or employee of BEI or any holder of any class of capital stock of BEI or any member of any such officer's, director's, employee's or stockholder's immediate family or any corporation or other entity controlled by any such officer, director, employee or stockholder or any corporation or other entity controlled by any such officer, director, employee, or stockholder or a member of any such officer's, director's, employee's or stockholder's immediate family. A true and complete copy of each document listed in Schedule 2(o) has been delivered to Jones. Any such agreement or transaction shall not be assumed by Jones without its express written consent, specifically referring to the agreement or transaction in question.

         (p) BOOKS AND RECORDS. With respect to the Division and the Assets, the books of account, ledgers, order books, records and documents of BEI accurately and completely reflect all material information relating to the business of the Division and the nature, acquisition, maintenance, location and collection of each if its assets.

         (q) INTELLECTUAL PROPERTY. With respect to the Division, BEI has good title in and to all copyrights, trademarks, trade names, service marks, licenses, permits, jingles, privileges, and other similar intangible property rights and interests applied for, issued to or owned by it, or under which it is licensed or franchised, which are used or useful in the present conduct of the Division ("Intellectual Property"). The Intellectual Property specifically includes all websites and Internet names owned or used with respect to the Division, and all the names and marks used on or with respect to all radio programs of the Division. Schedule 2(q) is a list of all such Intellectual Property rights. BEI has no knowledge of any threatened or pending proceeding or litigation affecting or with respect to any Intellectual Property. BEI has received no notice alleging infringement of the rights of any third party to Intellectual Property or unlawful use of such property. BEI has the right to use the Intellectual Property in the conduct of the business and operations of the Division as now conducted and has not granted any licenses or other rights and has no obligation to grant licenses or other rights with respect thereto to any party.

         (r) LIBRARIES AND PROGRAMS. BEI has good title to all the Inventory and radio programs of the Division, and BEI owns or has right to no other such libraries and programs. Schedule 2(r) sets forth the name of each such item of Inventory and program, and indicates, if applicable, the rights of any third parties with respect to any such item of Inventory or program, or any revenue therefrom.

         (s) DISTRIBUTION. Schedule 2(s) sets forth each agreement between BEI and a distributor of any goods, services or programming (within or outside of the United States) with respect to the Division, true and correct copies of which agreements have been delivered to Jones.

         (t) CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. To the knowledge of BEI, no representation or warranty made by BEI in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading. For purposes of the foregoing sentence, the "knowledge of BEI" means the knowledge of the following persons Ms. E. Hilliard, Mr. J. LaMarca, Ms. B. Keck, Mr. C. Apple, Mr. T. Harrison and Mr. R. Carroll, after their due inquiry. All of the facts recited with respect to BEI in any of the Schedules attached hereto shall be deemed to be representations as to fact and shall be as if recited in this Agreement. All the representations and warranties herein contained shall survive any investigation made by or on behalf of Jones.

         (u) OPERATIONS FROM DATE OF LATEST FINANCIAL STATEMENTS TO DATE OF THIS AGREEMENT. Since the date of the Latest Financial Statements, BEI has not, with respect to the Division or the Assets:

                  (i) Other than in the ordinary course of the business of the Division, incurred any indebtedness for borrowed money or assumed, guaranteed, endorsed or otherwise as an accommodation, became responsible for obligations of any other individual, corporation or other entity or organization in any one instance in excess of $10,000 or $50,000 in the aggregate;

                  (ii) Other than in the ordinary course of business, sold, leased, transferred, released, abandoned or otherwise disposed of, or entered into any contract or license for the sale, lease or other disposition of or granted any preferential right to purchase, lease or otherwise acquire, any of its properties, rights or other assets or any interest therein or canceled, released or assigned, any indebtedness owed to it or any claim, license or permit held by it or released, abandoned or terminated any lease, contract, agreement, instrument or right relating to title to or ownership of any its properties, rights or other assets or any interest therein;

                  (iii) Other than in the ordinary course of business, mortgaged, pledged, hypothecated, subjected to lien or other encumbrance, or granted any security interest in any of properties, rights or other assets or any interest therein;

                  (iv) Other than in the ordinary course of business, purchased, leased or otherwise acquired, or entered into any contract for the purchase, lease or other acquisition of, machinery, equipment, material, products, supplies, or other personal property or rights or services at a cost of more than $10,000 in any one instance or more than $50,000 in the aggregate;

                  (v) Other than in the ordinary course of business, purchased, leased or otherwise acquired, or entered into any contract for the purchase, lease or other acquisition of, any interest in real property;

                  (vi) Made any investment, either by purchase of stock or other securities, the purchase of partnership interest, contributions to capital, transfer, merger, consolidation or otherwise, or by the purchase of any business or any other individual or entities.

                  (vii) Entered into or engaged in any transaction with any of the persons set forth in Schedule 2(i)(ii).

3.       [DELIBERATELY OMITTED]

4.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF JONES.

         Jones hereby represents, warrants and covenants to and with BEI as follows:

         (a) DUE ORGANIZATION; CAPITALIZATION; ARTICLES AND BYLAWS; AUTHORITY.

                  (i) Jones is a duly organized, validly existing corporation, in good standing under the laws of Colorado. Jones has full power and authority to own, lease and operate its properties and conduct its business as presently being conducted. Jones is duly qualified to do business as a foreign entity and is in good standing in all jurisdictions wherein the failure to be so qualified would have a material adverse effect on its business or financial condition.

                  (ii) The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized by the board of directors of Jones, and no other proceedings are necessary to authorize this Agreement and the transactions contemplated thereby. Assuming the Agreement constitutes a valid and binding agreement of BEI and the Shareholder, this Agreement constitutes the valid and binding agreement of Jones, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other equitable remedies.

         (b) BROKERAGE COMMISSIONS. No person has acted on behalf of Jones in negotiating or bringing about the Agreement and Jones has not agreed to pay to any person any fee or commission in the nature of a finder's, broker's or originator's fee or commission in connection with this Agreement or the transactions contemplated thereby which in any way shall be the responsibility of BEI or the Shareholder.

         (c) NO VIOLATION OF OTHER INSTRUMENTS. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated thereby will (i) constitute a breach of the articles of incorporation or bylaws of Jones, or of the terms of any evidence of indebtedness or agreement to which Jones is a party or by which Jones is bound (ii) conflict with or result in the breach of any judgment, order, writ, injunction or decree of any court, commission, bureau or agency to which Jones is a party or by which Jones is bound.

         (d) GOVERNMENTAL APPROVALS. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the execution and delivery by Jones of this Agreement and the consummation of the transactions contemplated thereby, except for the expiration of the waiting periods under the HRS Act.

         (e) CORRECTNESS OF REPRESENTATIONS AND WARRANTIES. No representation or warranty made by Jones in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading. All representations and warranties of Jones herein contained shall survive any investigation made by or on behalf of BEI.

         (f) AVAILABLE FUNDS. Jones has available to it, and at the Closing will have available to it, all funds necessary to pay the cash portion of the consideration for the Assets and to satisfy its other obligations under this Agreement.

5.       COVENANTS AND AGREEMENTS OF BEI.

         BEI covenants and agrees that, from and after the date of this Agreement and until (i) the termination of this Agreement or (ii) the Closing, whichever shall first occur:

         (a) ACCESS. Upon reasonable advance notice, it will permit Jones and its authorized representatives to have full access to its premises and books and records of BEI during reasonable business hours and will make available to Jones such financial and operating data and other information with respect to the business and properties of the Division as Jones reasonably shall request, including all working papers pertaining to examinations made by its auditors and accountants.

         (b) SATISFACTION OF CONDITIONS. BEI will use all commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement to bring about the transactions contemplated by this Agreement as soon as practicable.

         (c) OPERATIONS PRIOR TO THE CLOSING.

                  Prior to the Closing, except in accordance with prior approval of Jones (which shall not be unreasonably withheld):

                  (i) BEI will carry on the business of the Division in the same manner as was conducted immediately prior to the date of this Agreement and will not make any purchase or sale or enter into any transaction or execute any agreement or incur any obligation or liability or introduce any method of management or operation in respect of any such business, except in the ordinary course of business as heretofore conducted (and in every case, only in accordance with and subject to the other restrictions of this Agreement).

                  (ii) BEI will, with respect to the Division, use its best efforts to maintain and preserve intact the business organizations and relationships with employees, radio stations, on-air talent, suppliers and customers and others having business relations with the Division.

                  (iii) Except as specifically contemplated hereby, BEI will not, with respect to the Division:

                           (A) Other than in the ordinary course of business,
                  enter into (i) any contract which commits it for a fixed term (unless such term is terminable by it without penalty on not more than 30 days' notice), or (ii) any agreement with any labor union or other employee bargaining agent or unit;

                           (B) Other than in the ordinary course of business,
                  prepay any Assumed Liabilities;

                           (C) Other than in the ordinary course of business,
                  incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for obligations of any other individual, corporation or other entity or organization (except for endorsement for collection or deposit of negotiable instruments received in the ordinary and usual course of business);

                           (D) Other than in the ordinary course of business,
                  sell, lease, transfer, release, abandon or otherwise dispose of, or enter into any contract or license for the sale, lease or other disposition of or grant any preferential right to purchase, lease or otherwise acquire, any of the Assets or any interest therein or cancel, release or assign any indebtedness owed to it or any claim, license or permit held by it or release, abandon or terminate any lease, contract, agreement, instrument or right relating to title to or ownership of any of the Assets or any interest therein;

                           (E) Other than in the ordinary course of business,
                  mortgage, pledge, hypothecate, subject to lien or other encumbrance, or grant any security interest in any of the Assets or any interest therein;

                           (F) Other than in the ordinary course of business,
                  purchase, lease or otherwise, acquire, or enter into any contract for the purchase, lease or other acquisition of, machinery, equipment, material, products, supplies, other personal property or rights or services;

                           (G) Other than in the ordinary course of business,
                  purchase, lease or otherwise acquire, or enter into any contract for the purchase, lease or other acquisition of, any interest in real property;

                           (H) Make any investment either by the purchase of
                  stock or other securities, the purchase of partnership interests, contributions to capital, transfer, merger, consolidation or otherwise, or by the purchase of any property or business of, any other individual or entity;

                           (I) Other than in the ordinary course of business,
                  increase in any manner the compensation of any of its officers, managers, employees or consultants; enter into or adopt, or make or commit itself or make any contribution to, any pension plan, retirement plan, bonus plan, profit sharing plan, stock purchase plan, insurance plan or other employee benefit plan or agreement; enter into or commit itself to any employment agreement, management agreement or consulting agreement with or for the benefit of any person;

                           (J) Other than in the ordinary course of business,
                  agree to any changes to the compensation arrangements outlined on Schedule 2(i)(ii) hereto;

                           (K) Make any loans or advances (except in the case of
                  normal business travel and expense advances) to any individual, entity or organization;

                           (L) Take or permit any action within its control that
                  would prevent performance of this Agreement;

                           (M) Sell the Division or the Assets, or to conduct
                  any discussions or negotiations with respect thereto;

                           (N) Enter into any transaction, including, without
                  limitation, any loans or extensions of credit, with any officer or director of BEI, or any member of their respective immediate families or any corporation or other entity directly or indirectly controlled by one or more of such officers or directors or members of their immediate families.

         (d) BULK SALES LAW COMPLIANCE. Jones hereby waives compliance by BEI with the provisions of the Bulk Sales Law of any state (if applicable), and BEI warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against it by reason of such noncompliance to the extent that such liabilities are not specifically assumed under this Agreement. BEI hereby indemnifies and agrees to hold Jones harmless from, against and in respect of (and shall on demand reimburse Jones for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by Jones by reason of the failure of BEI to pay or discharge such claims.

         (e) UPDATED SCHEDULES. Not less than five days prior to Closing, BEI will deliver to Jones revised copies of the Schedules, which shall have been updated to show any changes occurring between the date of this Agreement and the date of such delivery and any corrections to the Schedules in the form originally attached to this Agreement; provided, however, that for purposes of the representations, warranties and covenants in this Agreement of BEI, including the indemnification provisions set forth in Section 13 of this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing, and provided further, that, if the effect of any such updates to Schedules is to disclose any one or more additional Assets or additional liabilities, Jones, at or before the Closing, will have the right (to be exercised by written notice) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets or Excluded Liabilities for all purposes of this Agreement.

         (f) CERTAIN FINANCIAL STATEMENT MATTERS. BEI agrees to provide to Jones, as soon as completed, but in any event no later than the 30th day of each month, copies of BEI's internal, unaudited monthly balance sheet, statement of operations and for the prior month, beginning with the month of April, 1999, and through the Closing. BEI also agrees both before and after the Closing to provide such information and assistance to Jones as Jones may reasonably request in order to cause the Financial Statements to be in compliance with Regulation S-X of the Securities and Exchange Commission, should such compliance be questioned, either before or after the Closing.

6.       COVENANTS AND AGREEMENTS OF THE SHAREHOLDER AND BEI

Prior to 11:59 P.M., Denver time on the Closing Date, (the "Exclusivity Period"), BEI and/or the Shareholder shall not, directly or indirectly, through any employee, legal or financial advisor or other agent or otherwise, solicit, initiate or encourage submission of, proposals or offers from any person relating to any acquisition or purchase of all or a portion of the Assets, or any equity interest in, the Division, or any business combination with BEI or in any shares of BEI held by the Shareholder, the effect of which would be to transfer control of the Division to a third party, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. BEI and/or the Shareholder shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. BEI and/or the Shareholder shall promptly notify Jones if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made.

7.       COVENANTS AND AGREEMENTS OF JONES.

         (a) SATISFACTION OF CONDITIONS. Jones will use all commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in this Agreement and to bring about the transactions contemplated by this Agreement as soon as practicable.

         (b) EMPLOYMENT OFFERS. Upon and subject to the Closing, Jones will make offers of employment to the full-time employees of the Division who meet the employment standards of Jones (the "Division Employees"), on the same cash salary basis as now exists for such persons, but with the benefits package available to other Jones employees.

         (c) AGENT AGREEMENT. Jones agrees that, at the Closing, Jones will enter into an agent agreement with BEI in form and substance reasonably satisfactory to BEI and Jones (the "Agent Agreement") regarding the manner in which Jones will act as agent for the sale of equipment manufactured by BEI after the Closing, and the compensation of Jones for such services.

         (d) 401(K) PLAN MATTERS. To the extent of the accrual recorded as of the Closing, BEI will, as soon as practicable after the Closing, contribute to the 401(k) Plan maintained by BEI for its employees (the "BEI 401(k) Plan") the PRORATA portion of any matching contributions that otherwise would have been payable to the BEI 401(k) Plan with respect to the Division Employees for such period. At the Closing, BEI will 100% vest all Division Employees under the BEI 401(k) Plan. Jones will not assume the BEI 401(k) Plan or accept a direct transfer from the trust associated with the BEI 401(k) Plan into any Jones 401(k) plan, although Jones will accept individual rollovers by the Division Employees into a 401(k) plan designated by Jones, subject to the administrator's approval, which will not be unreasonably withheld. Jones will, as soon as practicable after the Closing, offer all of the Division Employees a 401(k) plan designated by Jones and will credit each Division Employee with his or her service with the Division for purposes of determining eligibility and vesting under such 401(k) plan, subject to any entry date requirements.

         (e) DIGILEASE COLLECTIONS. On or before the 15th day of each month following the Closing, Jones shall pay to BEI, by check mailed to the attention of Becky Keck, an amount equal to the sum of all amounts collected by Jones from customers of the Division during the immediately preceding month in respect of equipment lease payments and maintenance fees under the so-called "digilease" transactions set forth on Schedule 7(e).

8.       CONDITIONS TO OBLIGATIONS OF BEI AND THE SHAREHOLDER.

         The obligations of BEI and the Shareholder to consummate the Closing under this Agreement are subject to the satisfaction on or prior to the Closing of all of the following conditions precedent, compliance with which or the occurrence of which may be waived in whole or in part by BEI and the Shareholder in writing.

         (a) ACCURACY OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (i) All representations and warranties of Jones contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though the same had been made on and as of the Closing Date.

                  (ii) Jones shall have performed and satisfied all agreements, covenants, and conditions required by the Agreements to be performed or satisfied by it on or prior to the Closing Date.

                  (iii) There shall have been delivered to BEI and the Shareholder on the Closing Date a certificate dated as of the Closing Date from officers of Jones certifying that Jones has complied with their obligations under this Section.

         (b) ABSENCE OF LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of this Agreement or in which it is sought to obtain rescission or damages in connection with this Agreement, and, to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened which might eventuate in any such suit, action or other proceeding.

         (c) VALIDITY OF TRANSACTIONS. The form and substance of certificates and other documents to be delivered to BEI and the Shareholder hereunder shall be reasonably satisfactory in all respects to BEI and the Shareholder.

         (d) HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

         (e) CLOSING DELIVERIES. Jones shall have delivered all of the documents to BEI contemplated under Section 10.

9.       CONDITIONS TO OBLIGATIONS OF JONES.

         The obligations of Jones to consummate the Closing under this Agreement are subject to the satisfaction on or prior to the Closing of all of the following conditions precedent, compliance with which or the occurrence of which may be waived in whole or in part by Jones in writing:

         (a) ACCURACY OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (i) All representations and warranties of BEI contained in this Agreement to the extent qualified by materiality or material adverse effect, shall be true and correct on and as of the Closing Date, and to the extent not qualified by materiality or material adverse effect, shall be true and correct in all material respects, in each INSTANCE, with the same effect as though the same had been made on and as of the Closing Date, and the Schedules provided by BEI attached hereto shall likewise be true and correct in every material respect on and as of the Closing Date.

                  (ii) BEI and the Shareholder shall have performed and satisfied all agreements, covenants and conditions required by this Agreement to be performed or satisfied by them on or prior to the Closing Date.

                  (iii) There shall have been delivered to Jones on the Closing Date (A) a certificate of the President and the Chief Financial Officer of BEI dated as of the Closing Date certifying that BEI has complied with this Section and (B) a certificate of the President and of the Shareholder dated the Closing Date certifying that the Shareholder has complied with its obligations under this Section.

         (b) ABSENCE OF LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board or agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of this Agreement or in which it is sought to obtain rescission or damages in connection with this Agreement, and, to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened which might eventuate in any such suit, action or other proceeding.

         (c) VALIDITY OF TRANSACTIONS. The form and substance of certificates and other documents to be delivered to Jones hereunder shall be reasonably satisfactory in all respects to Jones.

         (d) NO MATERIAL ADVERSE CHANGE, OFFICERS' CERTIFICATE. During the period from the date of the Latest Financial Statements to the Closing Date, there shall not have been any material adverse change in the financial condition, properties or results of operations of the Division, and there shall not have occurred any material destruction, loss or damage to the Assets, whether or not insured. Jones shall have received a certificate dated the Closing Date, signed by the President and Chief Financial Officer of BEI, certifying to the foregoing effect.

         (e) HART-SCOTT-RODINO WAITING PERIOD. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

         (f) CONSENTS AND LIEN TERMINATIONS; ASSETS FREE AND CLEAR. All required consents of third parties with respect to the assignment or transfer of the Material Contracts and the affiliate agreements with radio stations, as shown on Schedule 2(g) (iii) (a) (and any consents of governmental bodies) to be obtained by BEI shall have been obtained. In the case of assigned agreements, such consents shall have been obtained without any adverse change to the terms of such agreements. The Assets shall be free and clear of any and all liens, claims, encumbrances and security interests and all necessary lien terminations shall have been delivered by BEI to Jones.

         (g) EXTENSION OF EMPLOYMENT AGREEMENT WITH DELILAH. The Employment Agreement between Delilah Rene Ortega and BEI shall have been extended to June 30,

2004, on terms satisfactory to Jones in its sole discretion. In addition, satisfactory confirmation shall have been received by Jones that life insurance and disability insurance on Ms. Ortega in an amount of no less than $10,000,000 shall be available on normal rates and terms.

         (h) COMFORT LETTER. Jones shall have received satisfactory written assurance from the audit firm which audited the Year-End Financial Statements that the Year-End Financial Statements were prepared in compliance with Regulation S-X of the United States Securities and Exchange Commission.

         (i) CLOSING DELIVERIES. BEI and the Shareholder shall have delivered all of the documents to Jones contemplated under Sections 8 and 9.

10.      THE CLOSING.

         The Closing hereunder shall be held at 9:00 a.m. on the first business day which is five (5) days after the receipt of the consents required by Section 7(e) of this Agreement, but not later than August 9, 1999 (unless the parties agree to an extension of such date) at the offices of Jones, 9697 East Mineral Avenue, Englewood, Colorado 80112, or at such other time, date and place as the parties shall agree (the date of such Closing being herein called the "Closing Date"). At the Closing, the parties shall deliver the following:

         (a) BEI shall deliver such suitable transfer documents as Jones may require pursuant to which the Assets are conveyed to Jones.

         (b) Jones shall deliver (i) one or more documents whereby it agrees to assume the Assumed Liabilities, (ii) the purchase price for the Assets by wire transfer in immediately available funds to an account designated in writing by BEI.

         (c) The parties thereto shall deliver (i) the Employment Agreements between Jones and Ms. Hilliard and Mr. LaMarca, respectively, in the form set forth as Exhibits B-1 and B-2 hereto.

         (d) The various closing certificates and documents contemplated by Sections 8 and 9 of this Agreement.

         (e) The Agent Agreement between BEI and Jones.

11.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All representations, warranties and covenants in the Agreements or in any closing certificate delivered pursuant to the provisions of this Agreement shall be continuing and shall survive the Closing for a period of one (1) year, except for any warranties and covenants set forth in Sections 2(f) and except for those involving environmental matters, all of which shall survive until the end of the applicable statute of limitation. Any claim with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within the applicable foregoing period following the Closing may not be pursued and is hereby irrevocably waived after such time.

12.      EXPENSES.

         Costs and expenses relating to the transactions contemplated by this Agreement shall be borne and paid by the respective parties incurring same.

13.      TERMINATION.

         This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

         (a) By the mutual written consent of BEI, the Shareholder and Jones;

         (b) By BEI and the Shareholder in the event that any condition to their obligations set forth in Section 8 has not been fulfilled at or prior to the Closing; or

         (c)By Jones in the event that any condition to its obligations set forth in Section 9 has not been fulfilled at or prior to the Closing.

         (d) By Jones or by BEI and the Shareholder in the event the Closing has not occurred by August 9, 1999; or

         (e) By either party if a court of competent jurisdiction or any governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

         The right to terminate this Agreement shall be exercised by written notice from the terminating party to the other party or parties, which notice shall specify in reasonable detail the basis upon which the Agreement is being terminated. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement at or before the date of termination.

14.      INDEMNIFICATION.

         (a) BY BEI. BEI will indemnify, defend and hold harmless Jones and its officers, directors, shareholders, owners, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies or obligations ("Losses") resulting from or arising out of (i) any breach of any representation or warranty made by BEI in this Agreement, (ii) any breach of any covenant, agreement or obligation of BEI contained in this Agreement,
(iii) any act or omission of BEI with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the business of the Division, which act, omission, event or circumstance occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect to such matter is first asserted before or after the Closing Date, including any matters disclosed in the Schedules hereto, (iv) any liability or obligation of the Division which was not expressly assumed under this Agreement by Jones, and (v) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing; Jones shall not be entitled to recover any amount for indemnification claims under
Section 14(a)(i) unless and until the amount which Jones is entitled to recover in respect of such claims exceeds, in the aggregate, $200,000 (the "Deductible"), after which (subject to the following sentence) BEI shall only be liable for Losses that, in the aggregate, exceed the Deductible. The maximum amount recoverable by Jones shall in the aggregate not exceed five million dollars ($5,000,000).

         (b) BY THE SHAREHOLDER. The Shareholder will indemnify, defend and hold harmless Jones and its officers, directors, shareholders, owners, employees, agents, successors and assigns from and against all Losses resulting from or arising out of i) any breach of any covenant, agreement or obligations of the Shareholder contained in this Agreement, and (ii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

         (c) BY JONES. Jones will indemnify, defend and hold harmless BEI, the Shareholder and their officers, directors, shareholders, employees, agents, successors and assigns from and against all Losses resulting from or arising out of (i) any breach of any representation or warranty made by Jones in this Agreement,
(ii) any breach of any covenant, agreement or obligation of Jones contained in this Agreement, (iii) all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing, and (iv) any Assumed Liabilities and the conduct of the business of the Division or any portion thereof, or the use or ownership of the Assets after the Closing. Any recovery from Jones for indemnification shall be limited as follows: Jones shall not be liable for any amount for indemnification claims under Section 14(c)(i) unless and until the amount in respect of such claims exceeds, in the aggregate, $200,000 (the "Jones Deductible"), after which (subject to the following sentence) Jones shall only be liable for Losses that, in the aggregate, exceed the Jones Deductible. The maximum amount recoverable from Jones shall in the aggregate not exceed five million dollars ($5,000,000).

         (d) PROCEDURE.

                  (i) In the event that any party shall incur or suffer any losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Section, the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of claim, and if such claim is with respect to a third-party claim, accompanied by a copy of the written notice of the third-party claimant. In the case of losses arising by reason of any third-party claim, the Notice shall be given within thirty (30) days of the filing or other written assertion of any such claim against the Indemnitee. The Indemnitor shall have the option, and shall notify the Indemnitee in writing within thirty (30) days after the date of the Notice of its election either (A) to participate (at its own expense) in the defense of such claim (in which case the defense of such claim shall be controlled by the Indemnitee) or (B) to take charge of and control the defense of such claim (at its own expense). If the Indemnitor fails to notify the Indemnitee of its election within the applicable response period (as determined in the immediately preceding sentence), then the Indemnitor shall be deemed to have elected not to assume the defense of such claim, in which case the Indemnitee may assume the defense of such claim (provided that the Indemnitee shall not settle such claim without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld). The Indemnitor's failure to respond shall not relieve the Indemnitor of its indemnification obligations under this Section. If the Indemnitor elects to assume the defense of any claim in accordance with this paragraph, then the Indemnitee shall be entitled to participate (at its own expense) in such defense. If the Indemnitor elects not to assume the defense of any claim, the Indemnitor may nonetheless participate (at its own expense) in the defense thereof.

                  (ii) The Indemnitee shall provide to the Indemnitor on request all information and documentation reasonably necessary to support and verify any losses which the Indemnitee believes gives rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have a bearing on such claim.

         (e) EXCLUSIVE REMEDY. The indemnification provisions set forth in this Section 14 shall constitute the sole and exclusive remedy of the parties with respect to claims of breaches of the representations, warranties and covenants contained in this Agreement, except for a breach of Section 6 of this Agreement and the right of Jones under Section 2(e) with respect to the Receivables Shortfall.

15.      NOTICES.

         All notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) mailed, registered or certified mail, return receipt requested, postage prepaid, (ii) delivered by hand, (iii) sent by facsimile transmission, or (iv) delivered by courier, to the following addresses, or at such other address as a party may designate by notice given in accordance with this Section:


If to Jones to:                        Jones International Networks, Ltd.
                                       9697 E. Mineral Avenue
                                       Englewood, CO 80112
                                       Attn: Jay B. Lewis
                                       Phone: (303) 792-3111
                                       Fax: (303) 784-799-4675

With copy to:                          General Counsel
                                       9697 E. Mineral Avenue
                                       Englewood, CO 80112
                                       Phone: (303) 792-3111
                                       Fax: (303) 799-1644

If to BEI to:                          Broadcast Electronics, Inc.
                                       4100 North 24th Street
                                       Quincy, Illinois  62305-3606
                                       Phone: (217) 224-9600
                                       Fax: (217) 224-1849

With a copy to:                        Weil, Gotshal & Manges LLP
                                       100 Crescent Court
                                       Suite 1300
                                       Dallas, Texas  75201
                                       Attn:  Scott Cohen
                                       Phone:  (214) 746-7738
                                       Fax:  (214) 746-7777

If to the Shareholder:                 BEI Holding Corporation
                                       1900 Preston Road
                                       Suite 267-LB75
                                       Plano, Texas  75093
                                       Attn:  Robert J. Carroll
                                       Phone: (972) 407-1506
                                       Fax: (972) 407-1539

         Notices delivered personally or by courier shall be effective upon delivery to the intended recipient. Notices transmitted by facsimile transmission shall be effective when confirmation of transmission is received. Notices delivered by registered or certified mail shall be effective on the delivery date set forth on the receipt of registered or certified mail, or three days after deposit in the mail, whichever is earlier.

16.      MISCELLANEOUS.

         (a) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

         (b) ENTIRE AGREEMENT, NO WAIVER. This Agreement and the documents and instruments referred to therein constitute the entire agreements between the parties hereto pertaining to the subject matter thereof and supersede all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements among the parties in connection with the subject matter thereof except as specifically set forth therein. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party against whom it is asserted and delivered by that party to each of the other parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions thereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

         (c) HEADINGS. The title or headings of the various sections and paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed for any purpose whatsoever to modify or explain or place any construction upon any of the provisions of this Agreement.

         (d) SCHEDULES AND EXHIBITS AS PART OF AGREEMENT. The Schedules and Exhibit A to this Agreement constitute a part of this Agreement. Such Schedules are referred to herein individually as a "Schedule" and collectively as "Schedules." All statements contained in any Schedule or certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

         (e) USE OF THE PLURAL, ETC. Throughout this Agreement, wherever the context so requires the singular shall include the plural, and the masculine gender shall include the feminine and neuter genders, and vice versa.

         (f) ASSIGNMENT. No party may assign this Agreement or any interest herein without the prior written consent of the other parties, except that Jones may assign this Agreement to any entity controlling, controlled by or under common control with it, which assignment shall not relieve Jones of its obligations under this Agreement. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferees, successors, and assigns.

         (g) GOVERNING LAW. The parties agree that this Agreement has been executed and delivered in the State of Colorado and shall be construed, enforced and governed by the laws thereof, without giving effect to the principles of conflicts of law of such State.

         (h) PUBLICITY. Any communications and notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be planned and coordinated between Jones and BEI. None of the parties hereto shall disseminate or make public or cause to be disseminated or made public any information regarding the transactions contemplated hereunder without the prior written approval of Jones and BEI, which approval shall not be unreasonably withheld, subject however to the disclosure obligations of any party and its affiliates under applicable securities laws or as otherwise required pursuant to court order, subpoena or other process of law.

         (i) FURTHER ASSURANCES. From time to time after the Closing, BEI shall, if reasonably requested by Jones, make, execute and deliver to Jones such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer all of BEI's right, title, and interest in and to the Assets.

         (j) NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights, claims or remedies upon anyone not a party to this Agreement or the permitted successors and assigns of such a party, except under the indemnification provisions of this Agreement.




        [The remainder of this page has been left blank intentionally]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and have caused their respective corporate seals to be hereunto affixed and attested by the signatures of their respective Secretaries or Assistant Secretaries, and to be delivered, and this Agreement has been signed and delivered by the Shareholders all effective as of the date first above written.


ATTEST:                                BROADCAST ELECTRONICS, INC.

/s/ Elizabeth K. Keck                  By: /s/ Robert J. Carroll
-----------------------------             ---------------------------
Secretary                                 Vice President



ATTEST:                                BEI HOLDING CORPORATION

/s/ Elizabeth K. Keck                  By: /s/ Robert J. Carroll
-----------------------------             ---------------------------
Secretary                                 President



ATTEST:                                JONES INTERNATIONAL
                                       NETWORKS, LTD.

/s/ Lorri Ellis                        By: /s/ Jay B. Lewis
-----------------------------             ---------------------------
Assistant Secretary                       Group Vice President